                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           CROSS TIMBERS OIL COMPANY


     Cross Timbers Oil Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Cross Timbers Oil Company, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of Cross Timbers Oil Company, declaring said amendment to be advisable and calling a meeting of the stockholders of Cross Timbers Oil Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          "RESOLVED, that the Restated Certificate of Incorporation of Cross Timbers Oil Company be, and the same hereby is, amended by deleting the first sentence of Article Four and inserting in lieu thereof the following sentence:

     "The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be two hundred fifty million (250,000,000) shares of Common Stock of the par value of one cent ($.01) per share, and twenty-five million (25,000,000) shares of Preferred Stock of the par value of one cent ($.01) per share."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was directed to be considered at the next annual meeting of stockholders of Cross Timbers Oil Company duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding shares of Common Stock of Cross Timbers Oil Company entitled to vote thereon were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Cross Timbers Oil Company has caused this certificate to be signed by Vaughn O. Vennerberg, II, its Executive Vice President - Administration, this 15th day of May, 2001.



                              By:   VAUGHN O VENNERBERG, II
                                    ---------------------------------
                                    Vaughn O. Vennerberg, II
                                    Executive Vice President - Administration